EXHIBIT 10.88

Amendment to

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (“Amendment #1” to the Executive Employment Agreement (the “Agreement”) of January 1, 2019, by and between TTEC Services Corporation, a Nevada (formerly Colorado) corporation (the “Company”) a wholly owned subsidiary of TTEC Holdings, Inc., a Delaware corporation (“TTEC Parent”), and Margaret B. McLean ("Executive" or “McLean”), is executed to be effective as of January 1, 2023 (“Effective Date”).

Whereas, Ms. McLean joined the Company in 2013 and the terms of her employment with the Company were most recently documented in the Agreement;

Whereas, Ms. McLean’s terms of employment have changed from time to time since the inception of the Agreement;

NOW, THEREFORE, the parties wish to enter into this Amendment #1 to update and more accurately reflect these terms, including the reporting relationship and compensation.

1.	PARAGRAPH 1(a) (APPOINTMENT) is hereby amended and restated as follows:

“As of the Effective Date, McLean is hereby appointed as the Chief Legal Officer/General Counsel and Risk Officer for TTEC Holdings, Inc. reporting to TTEC Parent’s President, Ms. Michelle “Shelly” Swanback. In this role, the Executive shall be a member of TTEC Executive Leadership Team (or its successor in reference) and will continue to have overarching responsibilities for global legal, regulatory and compliance, as well as risk oversight, for TTEC Parent.”

2.	PARAGRAPH 2 (COMPENSATION) would be amended and restated as follows:

“a. Salary. As of January 1, 2023, McLean’s base salary was amended to be $420,000 per year (“Base Salary”), payable in equal installments in accordance with the Company’s standard payroll practice, less legally required deductions and withholdings. The Base Salary may be periodically reviewed and adjusted to appropriately reflect the Executive’s role in the business, the contribution of the role, and the market pay for such role in accordance with TTEC Parent’s standard compensation review practices. Notwithstanding the foregoing, nothing in this Agreement provides assurances that the Executive’s salary will be increased from time to time.

b.	Variable Incentive Compensation (annual cash bonus). McLean shall continue to be eligible to participate in the TTEC annual performance-based cash incentive program, currently referred to as TTEC Variable Incentive Plan (“VIP”). As of January 1, 2023, McLean’s annual VIP opportunity is 85% of Base Salary tied to the annual targets and goals of the business as set by TTEC Parent’s Board of Directors and her personal performance goals; and is based 100% on the collective performance of TTEC Parent.

In addition, the Compensation Committee of the Board may, but shall not be obligated to, adjust the Executive’s VIP award upward based on TTEC Parent’s performance against annual metrics set by the Board and deemed to be that year’s business imperatives, such as but not limited to annual bookings and backlog, revenue, adjusted EBITDA, operating income, cash flow, TTEC stock price appreciation and other metrics as approved by the Compensation Committee of the Board from time to time.

The timing for the annual determination and payment of VIP awards, if any, are determined from time to time by the Compensation Committee of TTEC Parent’s Board.

c.	Equity Incentive Compensation (annual equity compensation). McLean shall continue to be eligible to participate in the TTEC annual Equity program, designed to provide long-term incentives for senior executives of the Company and align the employees’ interests with the interests of TTEC Parent’s stockholders. Currently, TTEC offers its equity grants in the form of restricted stock units (the “RSUs) and performance restricted stock units (“PRSUs”) vesting over a period of years. Until and unless modified by the Compensation Committee of the Board, the Executive shall be eligible for an annual RSU equity grant opportunity and annual PRSU equity grant opportunity of up to 100% of Base Salary (50/50 between time based RSUs and performance based PRSUs), in fair market value of TTEC equity, based on the market value of TTEC stock at the time of the grant. The RSU grants are usually time based with a three-year vesting schedule; while the PRSUs are performance-based equity with a three-year cliff-vesting schedule based on the performance of the business during the three-year measurement period, and an opportunity to overperform up to 200% of the original grant.

The RSUs/PRSUs are granted under the terms of grant-specific agreements that are approved by the Compensation Committee of the Board from time to time (“Equity Agreements). These Equity Agreements provide vesting schedules, performance metrics, if any, and other material terms of each grant. TTEC Parent and the Compensation Committee of the Board reserve the right, at their discretion, to change the terms of future Equity Agreements and the equity granted thereunder. The use of the RSUs/PRSUs, as part of the annual equity grant, is discretionary and may be substituted, at the discretion of the Compensation Committee of the Board, by other equity instruments in accordance with incentive compensation plans adopted by TTEC Parent from time to time. All grants as part of TTEC Parent Equity program are subject to Executive Stock Ownership Guidelines in effect from time to time.

All other provisions of PARAGRAPH 2 shall remain unchanged.

3.	PARAGRAPH 8 (MISCELLANEOUS) would be amended as follows:

“a. PARAGRAPH 8(f) (MODIFICATION OF AGREEMENT) would be amended and restated as follows: “This Agreement or any other term of McLean’s conditions of employment may not be modified by word or deed, except in writing signed by the Executive and the Chief People Officer (or successor officer) for TTEC Parent.”

b.	PARAGRAPH 8(i) (DODD-FRANK CLAWBACK PROVISION) would be amended and restated as follows:

“Dodd-Frank Recoupment Provisions. TTEC Executive Incentive Recoupment Policy is incorporated into the Agreement by reference and can be found at https://investors.ttec.com/static-files/c8d8459a-049e-472a-a3ef-35654486a970

All other provisions of PARAGRAPH 8 shall remain unchanged.

4.	Employee hereby confirms that by executing this Amendment she agrees that this Amendment 2024 and agreements made herein do not give rise to any claims and that she intends to raise no claims pursuant to PARAGRAPH 6(j) of the Agreement (TERMINATION FOR GOOD REASON).

All other provisions of the Agreement shall remain unchanged.

Executive	TTECH Holdings, Inc.

/s/Margaret B. McLean	/s/Laura Butler, Chief People Officer
Date: June 17, 2024	Date: June 17, 2024